EXHIBIT 99.1

FOR IMMEDIATE RELEASE

News Release Linda McNeill Investor Relations (713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS FOR ITS

2013 FISCAL FIRST QUARTER ENDED JUNE 30, 2012

•

FIRST QUARTER GAAP NET INCOME OF $24 MILLION ($0.65 PER DILUTED SHARE) WITH FIRST QUARTER ADJUSTED NET INCOME OF $30 MILLION ($0.81 PER DILUTED SHARE), WHICH EXCLUDES THE IMPACT OF ASSET DISPOSITIONS AND A SPECIAL ITEM

•	FIRST QUARTER OPERATING REVENUE OF $321 MILLION

•	FIRST QUARTER ADJUSTED EBITDAR OF $84 MILLION, WHICH EXCLUDES THE IMPACT OF ASSET DISPOSITIONS AND A SPECIAL ITEM, AND OPERATING CASH FLOW OF $55 MILLION

•	COMPANY REAFFIRMS GUIDANCE RANGE FOR FULL FISCAL YEAR 2013 ADJUSTED EPS AT

$3.25—$3.55

HOUSTON, August 6, 2012 – Bristow Group Inc. (NYSE:BRS) today reported net income for the June 2012 quarter of

$23.7 million, or $0.65 per diluted share, compared to net income of $21.0 million, or $0.57 per diluted share, in the same period a year ago. Adjusted net income, which excludes asset dispositions and a special item, was $29.6 million, or $0.81 per diluted share, for the June 2012 quarter, an increase of $9.7 million, or $0.27 per diluted share, over the June 2011 quarter.

Operating revenue for the June 2012 quarter increased 12% to $320.7 million from $286.8 million in the June 2011 quarter, with revenue growth in Europe, West Africa and North America.

Adjusted earnings before interest, taxes, depreciation, amortization and rent (“Adjusted EBITDAR”), which excludes asset dispositions and a special item, increased 26% to $84.3 million for the June 2012 quarter from $67.0 million in the same quarter a year ago. Net cash provided by operating activities also increased, totaling $55.4 million in the June 2012 quarter compared to

$52.9 million in the June 2011 quarter and $37.4 million in the March 2012 quarter.

The June 2012 quarter’s GAAP net income was affected by the following items, the first two of which are not included in adjusted net income:

•

A loss on disposal of assets of $5.3 million (which includes non-cash impairment charges of $1.9 million associated with aircraft held for sale), compared with a gain on disposal of assets of $1.4 million in the June 2011 quarter,

•	A special charge of $2.2 million for severance costs related to the termination of a contract in the Southern North Sea, and

•	Compensation expense of approximately $2.0 million included in general and administrative expense related to the departure of an officer of the Company.

“The strong operating performance we experienced in our fiscal 2012 fourth quarter continued in the first quarter of fiscal 2013,” said William E. Chiles, President and Chief Executive Officer of Bristow Group. “We are benefitting from the strength of the deep-water markets as our results for the June 2012 quarter were driven by higher activity in the North Sea, recovery in the U.S. Gulf of Mexico, higher aircraft utilization levels in Nigeria and lower costs primarily at the corporate level.”

Mr. Chiles continued, “We are expecting the solid revenue growth experienced over the recent quarters to continue throughout the remainder of fiscal 2013, and anticipate strong adjusted EBITDAR margins. The Bristow Client Promise – to provide unmatched safety, reliability and hassle-free service – is making a real difference for our clients and as a result, we are being awarded new contracts with better terms for our value proposition.”

FIRST QUARTER FY2013 RESULTS

•	Operating revenue increased 12% to $320.7 million compared to $286.8 million in the same period a year ago.

•	Operating income increased 10% to $40.0 million compared to $36.4 million in the June 2011 quarter.

•

Net income increased 12% to $23.7 million, or $0.65 per diluted share, compared to $21.0 million, or $0.57 per diluted share, in the June 2011 quarter. Adjusted net income increased 49% to $29.6 million, or $0.81 per diluted share, compared to $19.9 million, or $0.54 per diluted share, in the June 2011 quarter.

•	Adjusted EBITDAR increased 26% to $84.3 million compared to $67.0 million in the same period a year ago.

•	Cash totaled $227.3 million and our total liquidity, which includes cash and borrowing availability on our $200 million revolving credit facility, was $387 million as of June 30, 2012.

There continues to be strong demand both from new and existing clients in the Northern North Sea and in Norway. To meet this demand, we have added new large aircraft to our Europe Business Unit over the past year. These new aircraft, as well as an overall increase in flying activity, led to a 14% increase in operating revenue and an 11% increase in adjusted EBITDAR over the June 2011 quarter. Adjusted EBITDAR margin of 32.2% was slightly lower than the prior year quarter’s margin of 33.0%.

Activity levels continue to be strong in our West Africa Business Unit, where we saw a 12% increase in flight hours over the June 2011 quarter, leading to a 27% increase in operating revenue, a 37% increase in adjusted EBITDAR and an 8% increase in adjusted EBITDAR margin.

The addition of S-92 large aircraft to our fleet of our North America Business Unit continues to drive operating improvement in the U.S. Gulf of Mexico along with the issuance of more drilling and completion permits. Operating revenue increased 20% resulting from the addition of the new large aircraft despite no significant change in flight hours from the June 2011 quarter. This revenue increase, coupled with a reduction in cost structure and the leasing of new aircraft, led to an almost doubling of adjusted EBITDAR and a significant increase in adjusted EBITDAR margin to 23.2% from 14.3% in the prior year quarter. Adjusted EBITDAR margin also improved sequentially over the March 2012 quarter performance of 19.4%.

Despite a decrease in operating revenue in our Australia Business Unit, adjusted EBITDAR improved 25% and adjusted EBITDAR margin improved 34% over the June 2011 quarter in this market. The improvement represents the result of significant work in this market to reduce costs and better utilize our existing fleet.

Our Other International Business Unit was negatively affected by a decline in activity in Mexico, and an increase in operating costs in Trinidad and lower than expected earnings from Líder in Brazil. Our earnings from Líder were less than expected for the June 2012 quarter due to changes in foreign currency exchange rates and startup costs that were incurred for new aircraft in advance of revenue generation. We expect Líder’s contribution to our earnings to remain unpredictable over the remainder of fiscal year 2013. The results from Mexico, Trinidad and Brazil were the primary contributors to the 25% decrease in adjusted EBITDAR margin for Other International compared with the June 2011 quarter.

CONTRACT AWARDS

We recently announced that we have secured several major new multi-year contracts for the provision of a total of 20 large aircraft that are expected to generate in excess of $2 billion in revenue in Europe, Australia and Brazil. This contract work, with higher pricing and improved terms, comes online over the period beginning in the September 2012 quarter through fiscal year 2015, with three aircraft starting work under these contracts in the September 2012 quarter, ten aircraft in fiscal year 2014 and seven aircraft in fiscal year 2015.

DIVIDEND

On July 31, 2012, our Board of Directors declared a sixth consecutive quarterly dividend. This dividend of $0.20 per share will be paid on September 14, 2012 to shareholders of record on August 31, 2012. Based on shares outstanding at June 30, 2012, total dividend payments to be made during the three months ended September 30, 2012 will be approximately $7.2 million.

GUIDANCE

Bristow is reaffirming today the adjusted earnings per share guidance provided in May 2012 for the full fiscal year 2013 of $3.25 to $3.55.

“Our 2013 guidance reaffirmation is based on the results of this historically strong first quarter of our fiscal year,” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group. “In addition to the stronger performance and earnings per share growth year over year, we continued to generate significant operating cash flow. This is a testament to the hard work of our global operations and commercial teams.”

As a reminder, our GAAP earnings per share guidance does not include unrealized gains and losses on disposals of assets as well as special items because their timing and amounts are more variable and less predictable. This guidance is based on current foreign currency exchange rates. In providing this guidance, the Company has not included the impact of any changes in accounting standards and any impact from significant acquisitions and divestitures. Changes in events or other circumstances that the Company cannot currently anticipate or predict could result in earnings per share for fiscal year 2013 that are significantly above or below this guidance. Factors that could cause such changes are described below under Forward-Looking Statements Disclosure.

CONFERENCE CALL

Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Tuesday, August 7, 2012 to review financial results for the fiscal year 2013 first quarter ended June 30, 2012. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:

Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2013 First Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-941-0843

•	Replay: A telephone replay will be available through August 21, 2012 and may be accessed by calling toll free 1-800-406-7325, passcode: 4552131#

Via Telephone outside the U.S.:

•	Live: Dial 1-480-629-9819

•	Replay: A telephone replay will be available through August 21, 2012 and may be accessed by calling 1-303-590-3030, passcode: 4552131#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, revenue growth, margins, the impact of activity levels, business performance, and other market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2012 and the annual report on Form 10-K for the fiscal year ended March 31, 2012. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share

amounts, percentages and flight hours)

(Unaudited)

	Three Months Ended
	June 30,
	2012	2011
Gross Revenue:
Operating revenue	$320,654	$286,761
Reimbursable revenue	41,954	34,344

Total gross revenue	362,608	321,105

Operating expense:
Direct cost	222,768	196,622
Reimbursable expense	40,172	33,134
Depreciation and amortization	21,372	22,708
General and administrative	34,977	39,645

	319,289	292,109
Gain (loss) on disposal of assets	(5,315)	1,416
Earnings from unconsolidated affiliates, net of losses	1,989	5,993

Operating income	39,993	36,405
Interest expense, net	(8,686)	(8,784)
Other income (expense), net	(931)	204

Income before provision for income taxes	30,376	27,825
Provision for income taxes	(6,180)	(6,606)

Net income	24,196	21,219
Net income attributable to noncontrolling interests	(534)	(174)

Net income attributable to Bristow Group	$23,662	$21,045

Diluted earnings per common share	$0.65	$0.57
Operating margin	12.5%	12.7%
Flight hours	55,128	54,056

Non-GAAP financial measures:
Adjusted operating income	$47,470	$34,989
Adjusted operating income margin	14.8%	12.2%
Adjusted EBITDAR	$84,273	$67,025
Adjusted EBITDAR margin	26.3%	23.4%
Adjusted net income	$29,618	$19,878
Adjusted diluted earnings per share	$0.81	$0.54

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	March 31,
	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$227,250	$261,550
Accounts receivable from non-affiliates	287,131	280,985
Accounts receivable from affiliates	4,828	5,235
Inventories	157,543	157,825
Assets held for sale	18,100	18,710
Prepaid expenses and other current assets	12,239	12,168

Total current assets	707,091	736,473
Investment in unconsolidated affiliates	201,042	205,100
Property and equipment – at cost:
Land and buildings	81,816	80,835
Aircraft and equipment	2,143,073	2,099,642

	2,224,889	2,180,477
Less – Accumulated depreciation and amortization	(467,887)	(457,702)

	1,757,002	1,722,775
Goodwill	29,339	29,644
Other assets	45,905	46,371

Total assets	$2,740,379	$2,740,363

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$57,876	$56,084
Accrued wages, benefits and related taxes	42,815	44,325
Income taxes payable	9,910	9,732
Other accrued taxes	6,653	5,486
Deferred revenue	12,914	14,576
Accrued maintenance and repairs	16,182	14,252
Accrued interest	7,950	2,300
Other accrued liabilities	26,615	23,005
Deferred taxes	14,963	15,070
Short-term borrowings and current maturities of long-term debt	16,562	14,375

Total current liabilities	212,440	199,205
Long-term debt, less current maturities	719,737	742,870
Accrued pension liabilities	109,792	111,742
Other liabilities and deferred credits	14,823	16,768
Deferred taxes	142,388	147,954

Stockholders’ investment:
Common shares	363	363
Additional paid-in capital	705,984	703,628
Retained earnings	1,009,952	993,435
Accumulated other comprehensive loss	(158,934)	(159,239)
Treasury shares	(25,085)	(25,085)

Total Bristow Group Inc. stockholders’ investment	1,532,280	1,513,102
Noncontrolling interests	8,919	8,722

Total stockholders’ investment	1,541,199	1,521,824

Total liabilities and stockholders’ investment	$2,740,379	$2,740,363

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	June 30,
	2012	2011
Cash flows from operating activities:
Net income	$24,196	$21,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,372	22,708
Deferred income taxes	(6,071)	2,949
Discount amortization on long-term debt	870	822
Loss (gain) on disposal of assets	5,315	(1,416)
Stock-based compensation	2,848	5,196
Equity in earnings from unconsolidated affiliates less than (in excess of)dividends received	4,129	(1,393)
Tax benefit related to stock-based compensation	(404)	(101)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(10,081)	10,640
Inventories	(1,869)	(5,420)
Prepaid expenses and other assets	3,816	3,701
Accounts payable	960	(5,527)
Accrued liabilities	11,212	459
Other liabilities and deferred credits	(881)	(948)

Net cash provided by operating activities	55,412	52,889

Cash flows from investing activities:
Capital expenditures	(86,555)	(72,235)
Proceeds from asset dispositions	20,227	833
Investment in unconsolidated affiliates	(850)	—

Net cash used in investing activities	(67,178)	(71,402)

Cash flows from financing activities:
Proceeds from borrowings	—	55,000
Repayment of debt and debt redemption premiums	(21,800)	(31,274)
Partial prepayment of put/call obligation	(17)	(15)
Common stock dividends paid	(7,145)	(5,410)
Issuance of common stock	311	1,183
Tax benefit related to stock-based compensation	404	101

Net cash provided by (used in) financing activities	(28,247)	19,585
Effect of exchange rate changes on cash and cash equivalents	5,713	(363)

Net increase (decrease) in cash and cash equivalents	(34,300)	709
Cash and cash equivalents at beginning of period	261,550	116,361

Cash and cash equivalents at end of period	$227,250	$117,070

BRISTOW GROUP INC. AND SUBSIDIARIES

SELECTED OPERATING DATA

(In thousands, except flight hours and percentages)

(Unaudited)

	Three Months Ended
	June 30,
	2012	2011
Flight hours (excludes Bristow Academy and unconsolidated affiliates):
Europe	17,236	14,182
West Africa	10,754	9,629
North America	20,169	20,434
Australia	2,792	3,382
Other International	4,177	6,429

Consolidated total	55,128	54,056

Operating revenue:
Europe	$123,235	$108,288
West Africa	66,355	52,251
North America	52,625	43,913
Australia	38,171	40,920
Other International	33,227	34,549
Corporate and other	7,420	6,847
Intrasegment eliminations	(379)	(7)

Consolidated total	$320,654	$286,761

Operating income (loss):
Europe	$21,876	$23,249
West Africa	16,131	11,231
North America	6,475	1,584
Australia	6,509	4,524
Other International	7,387	11,910
Corporate and other	(13,070)	(17,509)
Gain (loss) on disposal of assets	(5,315)	1,416

Consolidated total	$39,993	$36,405

Operating margin:
Europe	17.8%	21.5%
West Africa	24.3%	21.5%
North America	12.3%	3.6%
Australia	17.1%	11.1%
Other International	22.2%	34.5%
Consolidated total	12.5%	12.7%

	Three Months Ended
	June 30,
	2012	2011
Adjusted EBITDAR:
Europe	$39,664	$35,700
West Africa	21,163	15,430
North America	12,200	6,267
Australia	10,325	8,281
Other International	12,014	16,624
Corporate and other	(11,093)	(15,277)

Consolidated total	$84,273	$67,025

Adjusted EBITDAR margin:
Europe	32.2%	33.0%
West Africa	31.9%	29.5%
North America	23.2%	14.3%
Australia	27.0%	20.2%
Other International	36.2%	48.1%
Consolidated total	26.3%	23.4%

BRISTOW GROUP INC. AND SUBSIDIARIES

AIRCRAFT COUNT

As of June 30, 2012

(Unaudited)

	Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total (1)(2)	Unconsolidated Affiliates (3)	Total
Europe	—	15	43	—	—	58	64	122
West Africa	10	25	7	—	3	45	—	45
North America	67	22	2	—	—	91	—	91
Australia	2	10	16	—	—	28	—	28
Other International	4	40	14	—	—	58	130	188
Corporate and other	—	—	—	77	—	77	—	77

Total	83	112	82	77	3	357	194	551

Aircraft not currently in fleet: (4)
On order	—	—	17	—	—	17
Under option	—	12	24	—	—	36

(1)	Includes 17 aircraft held for sale and 56 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	2	3	—	—	5
West Africa	—	1	—	—	—	1
North America	—	—	—	—	—	—
Australia	—	1	3	—	—	4
Other International	—	7	—	—	—	7
Corporate and other	—	—	—	—	—	—

Total	—	11	6	—	—	17

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	—	8	—	—	8
West Africa	—	1	—	—	—	1
North America	1	11	2	—	—	14
Australia	2	—	1	—	—	3
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	30	—	30

Total	3	12	11	30	—	56

(2)	The average age of our fleet, excluding training aircraft, was 12 years as of June 30, 2012.
(3)	The 194 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us.
(4)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES

GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. Adjusted EBITDAR is calculated by taking our net income and adjusting for interest expense, depreciation and amortization, rent expense, benefit (provision) for income taxes, gain (loss) on disposal of assets and special items, if any. Adjusted operating income, adjusted net income and adjusted diluted earnings per share are each adjusted for gain (loss) on disposal of assets and special items, if any, during the reported periods. Management believes these non-GAAP financial measures provide meaningful supplemental information regarding our results because they exclude amounts that management does not consider when assessing and measuring the operational and financial performance of the organization. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended
	June 30,
	2012	2011
	(In thousands, except per share amounts) (Unaudited)
Adjusted operating income	$47,470	$34,989
Gain (loss) on disposal of assets	(5,315)	1,416
Severance costs for termination of a contract	(2,162)	—

Operating income	$39,993	$36,405

Adjusted EBITDAR	$84,273	$67,025
Gain (loss) on disposal of assets	(5,315)	1,416
Severance costs for termination of a contract	(2,162)	—
Depreciation and amortization	(21,372)	(22,708)
Rent expense	(16,274)	(8,953)
Interest expense	(8,774)	(8,955)
Provision for income taxes	(6,180)	(6,606)

Net income	$24,196	$21,219

Adjusted net income	$29,618	$19,878
Gain (loss) on disposal of assets	(4,234)	1,167
Severance costs for termination of a contract	(1,722)	—

Net income attributable to Bristow Group	$23,662	$21,045

Adjusted diluted earnings per share	$0.81	$0.54
Gain (loss) on disposal of assets	(0.12)	0.03
Severance costs for termination of a contract	(0.05)	—
Diluted earnings per share	0.65	0.57

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